UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Snap-on Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

10801 Corporate Drive
Pleasant Prairie, WI 53158

Notice of the 2005 Annual Meeting of Shareholders

March 14, 2005

Dear Shareholder:

Snap-on Incorporated will hold its 2005 Annual Meeting of Shareholders on Friday, April 22, 2005, at 10:00 a.m. (Central Time), at the Oak Brook Hills Resort and Conference Center, 3500 Midwest Road, Oak Brook, IL 60523. This year’s meeting is being held for the following purposes:

1.    to elect three Directors to serve for the next three years;

2.    to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005; and

3.    to transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s financial performance and progress.

Only shareholders who had shares registered in their names at the close of business on February 22, 2005 will be able to vote at the Annual Meeting. The Annual Meeting will be Webcast live over the Internet via our Website, www.snapon.com. A replay will be available on our Website for a limited time following the meeting.

If you are a shareholder and plan to attend the Annual Meeting in person, then please request an Admission Card in one of the ways described in the Proxy Statement under the section titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603. If you prefer, you may also e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Susan F. Marrinan
Vice President, Secretary and
Chief Legal Officer

PROXY STATEMENT

TABLE OF CONTENTS

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
ITEM 1: ELECTION OF DIRECTORS	5
Nominees for Election	5
Directors Not Standing for Election	6
CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION	7
Nomination of Directors	7
Shareholder Communications with the Board	8
Annual Meeting Attendance	8
Board Information	8
Board Compensation	11
ITEM 2: RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2005	12
AUDIT COMMITTEE REPORT	13
DELOITTE & TOUCHE LLP FEE DISCLOSURE	14
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	15
Table 1—Security Ownership of Management	15
STOCK PERFORMANCE GRAPH	17
Five-Year Performance	17
EXECUTIVE COMPENSATION	18
Report of the Organization and Executive Compensation Committee	18
Table 2—Summary Compensation	23
Table 3—Option Grants in Last Fiscal Year	25
Table 4—Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	26
Table 5—Long-Term Incentive Plans—Awards in Last Fiscal Year	27
Snap-on Incorporated Retirement Plan	28
Table 6—Pension Plan	28
OTHER INFORMATION	31
APPENDIX A—CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE	A-1

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:   WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:   We expect to begin mailing this Proxy Statement to shareholders on March 14, 2005.

Q:   WHAT AM I VOTING ON?

A:   At the 2005 Annual Meeting you will be voting on two proposals:

1.               The election of three Directors to serve terms of three years each. This year’s Board nominees are:

• Roxanne J. Decyk	• Lars Nyberg
• Richard F. Teerlink

2.               A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005.

Q:   WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:   The Board of Directors is soliciting this proxy and recommends the following votes:

•       FOR each of the Board’s nominees; and

•       FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005.

Q:   WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:   To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Assuming a quorum is present, Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005 requires an affirmative majority vote of the shares present in person or by proxy at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. An “affirmative majority vote” means a majority of the votes cast at the meeting have been voted FOR the proposal.

Q:   WHAT IF I DO NOT VOTE?

A:   The effect of not voting will depend on how your share ownership is registered.

If you are a shareholder whose shares are registered in your name and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may represent your shares at the meeting. In the absence of your voting instructions, your bank, broker or other holder of record may vote your shares in its discretion, in which case your shares will count toward the quorum and may affect whether a proposal is approved or rejected.

Q:   WHO MAY VOTE?

A:   You may vote at the Annual Meeting if you were a shareholder as of the close of business on February 22, 2005, which is the “Record Date”. Each outstanding share of Common Stock is entitled to one vote. As of the Record Date, Snap-on had 62,011,804 shares of Common Stock outstanding. This includes 4,077,117 shares held by the Snap-on Incorporated Grantor Stock Trust (the “GST”) on the Record Date. Shares of Common Stock held by the GST are considered outstanding for voting purposes but not for earnings per share calculations.

Q:   What is the GST?

A:   The GST was established to hold Common Stock to ensure the funding obligations that we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company’s general shareholder population holds.

Q:   HOW DO I VOTE?

A:   We offer four methods by which your shares may be voted at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, then you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Michaels and Ms. Marrinan, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the Website http:/ /www.eproxyvote.com/sna. Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote by Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:   WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:   It means your shares are in more than one account. You should vote the shares on all of your Proxy Cards. To provide more cost-effective and efficient shareholder services in the future, if your shares are registered in your name, we encourage you to use the exact same name and address for all accounts. You may arrange this by contacting our transfer agent, Equiserve, toll-free at 1-800-446-2617.

Q:   WHO WILL COUNT THE VOTE?

A:   Equiserve, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:   WHO CAN ATTEND THE ANNUAL MEETING?

A:   Shareholders are invited to attend the Annual Meeting, although space is limited. Due to space limitations and other security concerns, if you are a shareholder and plan to attend in person, then you must request an Admission Card by writing to the Office of the Corporate Secretary, Snap-on Incorporated, 2801 - 80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410. If you are a shareholder whose shares are not registered in your name, you must submit evidence of ownership with your request that reflects your share ownership as of the Record Date, such as a copy of a recent brokerage or bank account statement. The Corporate Secretary will determine whether any such evidence of ownership that you submit is acceptable. To facilitate the registration process, any requests for an Admission Card must be received by the Corporate Secretary by April 6, 2005. Requests received by the Corporate Secretary after April 6, 2005 will not be considered. Please also note that any requests for admission for guests who are not shareholders will be considered by the Corporate Secretary, in her discretion, and may, but need not be, granted.

Q:   MAY I VOTE AT THE ANNUAL MEETING?

A:   If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting, provided that you received an Admission Card. In addition, street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•       the Corporate Secretary, in advance of the Annual Meeting; or

•       the authorized representatives at the Annual Meeting.

You may also make a change to your proxy by returning a later-dated proxy.

Q:   WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:   This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We have retained Georgeson Shareholder Communications Inc., for $7,500 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting brokerage houses, depositories, custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the stock they hold. We will bear the cost of this solicitation and reimburse Georgeson for these expenses.

Q:   WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2006 ANNUAL MEETING?

A:   The Corporate Secretary must receive a shareholder proposal no later than November 14, 2005, for the proposal to be considered for inclusion in our proxy materials for the 2006 Annual Meeting. To otherwise bring a proposal or nomination before the 2006 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 22, 2006, and February 21, 2006. If we receive your notice after February 21, 2006, then your proposal or nomination would be untimely. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:   WHAT IS THE CORPORATE SECRETARY’S ADDRESS?

A:   The address of the Corporate Secretary is:

Corporate Secretary
Snap-on Incorporated
2801 - 80 th Street
P.O. Box 1410
Kenosha, Wisconsin 53141-1410

Q:   WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:   We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1:  ELECTION OF DIRECTORS

Nominees for Election

Following the resignation of Mr. Frank Ptak on February 21, 2005, the Board has 9 Directors. The Directors are divided into three classes. This year’s Board nominees for election for terms expiring at the 2008 Annual Meeting are Roxanne J. Decyk, Lars Nyberg and Richard F. Teerlink. The following is information about those nominees and Snap-on’s other Directors as of March 1, 2005. Pursuant to the Company’s Restated Certificate of Incorporation and Bylaws, the Board must be comprised of three approximately equal classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. Ms. Decyk, whose current term would not otherwise expire until 2006, has agreed to stand for re-election in 2005 for a term expiring at the 2008 Annual Meeting so that the Board will have three equal classes of three Directors each.

Nominees for Election for Terms Expiring at the 2008 Annual Meeting

Roxanne J. Decyk
Director since 1993

Ms. Decyk, age 52, has been Senior Vice President, Corporate Affairs and Human Resources of Shell Oil Company, an oil, gas, chemical and refined petroleum products company, since 2002. From 1999 through 2002, Ms. Decyk was the Vice President of Corporate Strategy of Shell International Limited, based in London, England.

Lars Nyberg
Director since 2002

Mr. Nyberg, age 53, has been Chairman of the Board of NCR Corporation, a provider of Teradata® warehouses and customer relationship management applications, since 1995. He was also NCR’s Chief Executive Officer from 1995 to 2003. He also serves as a Director of Autoliv, Inc. and Sandvik AB based in Sweden, and is Chairman of Micronics Laser Systems AB, listed on the Stockholm Stock Exchange.

Richard F. Teerlink
Director since 1997

Mr. Teerlink, age 68, retired as Chairman of the Board of Harley-Davidson, Inc., a manufacturer of motorcycles, in 1998. He served as its Chief Executive Officer from 1989 to 1997, President from 1988 to 1997 and Chairman from 1996 to 1998. He also serves as a Director of Johnson Controls, Inc.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote withheld will be considered as a vote withheld from the nominees. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Directors Not Standing for Election

Directors Continuing to Serve until the 2006 Annual Meeting

Bruce S. Chelberg
Director since 1993

Mr. Chelberg, age 70, retired as Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, in 2000. He had served as its Chairman and Chief Executive Officer since 1992 and had served on Whitman’s Board since 1988. Mr. Chelberg also serves as a Director of First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Arthur L. Kelly
Director since 1978

Mr. Kelly, age 67, has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of BASF Aktiengesellschaft, Bayerische Motoren Werke (BMW) A.G., Deere & Company and The Northern Trust Corporation.

Jack D. Michaels
Director since 1998

Mr. Michaels, age 67, has been our Chairman, President and Chief Executive Officer since November 2004. Prior to joining Snap-on, Mr. Michaels was the Chairman of the Board of HNI Corporation, a manufacturer and marketer of office furniture and hearth products, since 1996. In addition, from 1991 to 2004 he served as HNI’s Chief Executive Officer, and from 1990 to 2003, he served as HNI’s President. On February 16, 2005, Mr. Michaels notified HNI that he will be resigning from his position as Director effective as of May 4, 2005, the day following the date of HNI’s 2005 annual meeting of shareholders. Mr. Michaels is also a Director of IPSCO Inc.

Directors Continuing to Serve until the 2007 Annual Meeting

John F. Fiedler
Director since 2004

Mr. Fiedler, age 66, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Mr. Fiedler also serves as a Director of AirTran Holdings, Inc., Mohawk Industries, Inc. and Yellow Roadway Corporation.

W. Dudley Lehman
Director since 2003

Mr. Lehman, age 53, is Group President—Business to Business for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers. From 1995 to 2004, he served as Group President—Infant and Child Care for Kimberly-Clark.

Edward H. Rensi
Director since 1992

Mr. Rensi, age 60, has been an owner and Chief Executive Officer of Team Rensi Motorsports since 1998, which sponsors two cars in the NASCAR Busch Series and also serves as a Director of International Speedway Corporation. From 1997 to 1998, he was a consultant to McDonald’s U.S.A., a food service organization. He was President and Chief Executive Officer of McDonald’s U.S.A. from 1991 to 1997.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter. You may find the Committee’s charter on the Company’s Website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable law and regulation, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange.

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2006 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2005 for forwarding to the Committee.

To bring a nomination before the 2006 Annual Meeting from the floor during the meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 22, 2006, and February 21, 2006. If we receive your notice after February 21, 2006, then your proposal or nomination would be untimely. The notice must also meet the requirements of our Bylaws.

The Committee has a procedure under which all director candidates are evaluated. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Committee identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, to ensure the fair representation of all shareholder interests.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Name of Director
c/o Corporate Secretary
Snap-on Incorporated
2801 80th Street
P.O. Box 1410
Kenosha, WI 53141-1410

Annual Meeting Attendance

All Directors may attend the Annual Meeting of Shareholders either in person or by telephone. If a Director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent Directors that are not standing for re-election at the Annual Meeting are not required to attend. Last year, each Director attended the Annual Meeting in person.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met 8 times in 2004. All Directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2004. The Board conducts executive sessions of non-management directors at every regular Board meeting. The Chair of the Corporate Governance and Nominating Committee presides at these executive sessions of the Board. Interested persons may communicate about appropriate subject matter with the Chair of the Corporate Governance and Nominating Committee as described above under the section titled “Shareholder Communications with the Board”.

The Board has reviewed the independence of its members, considering the independence tests promulgated by the New York Stock Exchange and has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are attached  to this Proxy Statement as Appendix A. The Board has affirmatively determined that each of Messrs. Chelberg, Fiedler, Kelly, Lehman, Nyberg, Rensi, Teerlink and Ms. Decyk are independent on the basis that they had no relationships with the Company other than those that fell within  the categorical standards.

The Board is organized so that its committees focus on issues that may require more in depth scrutiny. The present committee structure consists of (i) Audit, (ii) Corporate Governance and Nominating, (iii) Executive, (iv) Finance and (v) Organization and Executive Compensation committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company’s Website at www.snapon.com.

Board Committee Membership and 2004 Activity

Name	Audit		Corporate Governance & Nominating		Executive	Finance		Organization & Executive Compensation
Bruce S. Chelberg	X				X			X	*
Roxanne J. Decyk			X	*	X			X
John F. Fiedler**	X
Arthur L. Kelly			X		X	X	*
W. Dudley Lehman**			X					X
Jack D. Michaels**
Lars Nyberg	X		X
Frank S. Ptak					X	X
Edward H. Rensi						X		X
Richard F. Teerlink	X	*			X			X
Number of Meetings in 2004	7		4		2	5		2

* Committee Chair

** In April 2004 Mr. Fiedler was appointed to the Audit Committee and Mr. Lehman was appointed to the Organization and Executive Compensation Committee. Mr. Michaels served on the Corporate Governance and Nominating and Organization and Executive Compensation committees until he became the Company’s Chairman, President and Chief Executive Officer in November 2004.

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent auditors’ qualifications and independence, the performance of the Company’s independent auditors, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Board has determined that Mr. Teerlink qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and Director compensation. The Board has adopted a written charter for the Corporate Governance and Nominating Committee which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating Directors.

Executive Committee

The Executive Committee may convene in the interim between Board meetings to exercise the powers of the Board in the management of the business and affairs of the Company subject to the limitations contained in the Company’s Bylaws.

Finance Committee

The Finance Committee analyzes and makes recommendations concerning our long-term financial objectives. This includes issues of capital structure, issuance and repurchase of shares, long-term financing and dividend policy. The Committee also oversees pension accounting and pension funding activities.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It establishes, in consultation with those independent directors who are not members of this Committee, the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. The Board has adopted a written charter for the Organization and Executive Compensation Committee which is located on the Company’s Website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

Non-employee Directors receive an annual retainer fee of $36,000. They also receive $1,500 for every Board and Committee meeting they attend, including meetings conducted by phone. Non-employee Committee Chairs also receive an annual chair fee of $7,500, except for the Chair of the Audit Committee who receives an annual chair fee of $10,000. We reimburse Directors for all Board-related expenses.

Directors’ Fee Plan

During 2004, Directors received at least 50% and, at their election, up to 100% of their fees in Common Stock through the Directors’ 1993 Fee Plan. Effective March 1, 2005, Directors will have the option to elect to receive between 0% and 100% of their fees in Common Stock under the Fee Plan. Under the terms of the Fee Plan, non-employee Directors receive shares based on the fair market value of a share of Common Stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of these shares and fees to a deferral account with us. The Fee Plan credits deferred cash amounts with earnings based on market rates of return. Dividends on deferred share units are automatically reinvested.

Stock Options

Non-employee Directors currently receive an annual grant of an option to purchase 3,000 shares of Common Stock. The exercise price of the option shares is equal to the closing price of a share of Common Stock on the New York Stock Exchange on the date of the grant, which coincides with the Annual Meeting of Shareholders.

Insurance

We maintain life insurance and accidental death and dismemberment policies for all non-employee Directors. In addition, non-employee Directors who are not eligible to participate in another group health plan may participate at their own expense, on the same basis as employees, in the medical plans we maintain for our employees.

Agreement with Team Rensi Motorsports

Team Rensi Motorsports (“Team Rensi”) is a sponsor of two cars in the NASCAR Busch Series. One of our Directors, Ed Rensi, is an owner of Team Rensi. The Company had an agreement with Team Rensi to provide $50,000 worth of tools valued at list prices and $50,000 of cash during 2004. The Company does not believe this to be a material relationship.

ITEM 2: RATIFY THE AUDIT COMMITTEE’S SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
AUDITOR FOR 2005

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to serve as the Company’s independent auditor for the 2005 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent auditor. Although shareholder ratification of the Audit Committee’s selection of the independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor. Representatives of Deloitte & Touche LLP will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITOR FOR 2005.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s Website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2004, the Committee met seven times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2004 with management and the independent auditors. In addition, the Committee members met to discuss the earnings press releases and interim financial information contained in each earnings press release with the Chief Financial Officer, Controller, and independent auditor prior to public release.

The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with Snap-on’s independent auditor, Deloitte & Touche LLP. The Committee received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Richard F. Teerlink, Chair
Bruce S. Chelberg
John F. Fiedler
Lars Nyberg

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent auditor for each fiscal year. During the fiscal year ended January 1, 2005, Deloitte & Touche LLP (“D&T”) was employed principally to perform the annual audit and to render other services, including audit services related to the Company’s internal control reporting to comply with Sarbanes-Oxley Section 404. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended, January 3, 2004 (fiscal 2003) and January 1, 2005 (fiscal 2004).

	Fiscal 2004	Fiscal 2003
Audit(1)	$4,067,320	$1,934,557
Audit Related(2)	$53,097	$376,653
Tax(3)	$1,058,270	$809,343
All Other Fees(4)	—	$46,409
Total Fees	$5,178,687	$3,166,962

(1)                 Includes fees related to the issuance of the audit opinions, including the opinion related to the Company’s internal control over financial reporting in fiscal 2004, and quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)                 Includes audits of employee benefits plans in both years and assistance in 2003 in preparing for compliance with the 2004 audit requirements of Sarbanes-Oxley Section 404.

(3)                 Includes U.S. and international tax advice and compliance services.

(4)                 Includes services associated with complying with a transfer price study, various certifications and control testing.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent auditor. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent auditor for any service that was not pre-approved. The Audit Committee considers whether the provision of such services is consistent with the SEC’s rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2003 and 2004 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent auditor on the services rendered and fees paid to the independent auditor to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of Common Stock beneficially owned by each non-employee Director and by Messrs. Biland, Ellen, Michaels, Montemurro and Pinchuk (the “Named Executive Officers”), as well as the total number of shares held by all current Directors and Executive Officers as a group, as of February 22, 2005, the Record Date. Beneficial owners include the Directors and Executive Officers, their spouses, minor children and family trusts. Unless we have indicated otherwise in the footnotes, the individuals listed below have sole voting and investment power over his or her shares.

Table 1: Security Ownership of Management

Beneficial Owner	Shares Owned(1)		Option Shares(2)
Alan T. Biland	41,201		87,250
Bruce S. Chelberg	18,530		28,500
Roxanne J. Decyk	14,345		27,000
Martin M. Ellen	89,976		102,100
John F. Fiedler	813		3,000
Arthur L. Kelly	47,951	(3)	28,500
W. Dudley Lehman	1,423		3,000
Jack D. Michaels	12,602		18,000
Michael F. Montemurro	119,829		364,232
Lars Nyberg	5,161		9,000
Nicholas T. Pinchuk	73,872		100,750
Edward H. Rensi	20,885		28,500
Richard F. Teerlink	16,361		21,000
All current Directors and Executive Officers as a group (18 Persons)	562,384		1,191,032

As a group, the Directors and Executive Officers beneficially own approximately 3.02% of the outstanding Common Stock, excluding shares held by the GST and including option shares and deferred share units. No individual Director or Executive Officer beneficially owns more than 1% of the outstanding Common Stock.

(1)                 Amounts for Directors and Executive Officers include deferred share units payable in shares of Common Stock on a one-for-one basis. Some of the deferred share units to which this note refers are “restricted.” In this proxy statement, we refer generally to restricted share units and restricted shares of Common Stock as “restricted shares.” When an officer has the opportunity to receive restricted shares of Common Stock but elects to defer receipt of the stock, the officer receives restricted share units instead of restricted shares of Common Stock. In addition, amounts for Mr. Ellen include shares of Common Stock that are “restricted.” In each case, “restricted” means that the share units or shares of stock are unvested and subject to forfeiture under terms of compensation awards or agreements if the Company and/or the holder do not meet vesting requirements. Amounts for the Named Executive Officers include the following amounts of restricted shares: Mr. Biland—26,500, Mr. Ellen—78,600, Mr. Michaels—0, Mr. Montemurro—72,500 and Mr. Pinchuk—72,500.

(2)                 This column represents shares not included in Shares Owned that may be acquired by the exercise of options as of the Record Date or within 60 days of the Record Date.

(3)                 This figure includes shares held by trusts for the benefit of Mr. Kelly and his family.

Security Ownership of Certain Beneficial Owners

The following information relates to each person or entity known to us to be the beneficial owner of more than 5% of our Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power over their shares.

Cooke & Bieler, L.P., 1700 Market Street, Suite 3222, Philadelphia, PA 19103, has reported on Schedule 13G, filed on February 7, 2005, the beneficial ownership of 3,474,689 shares of Common Stock as of December 31, 2004, representing approximately 6.0% of the shares outstanding, excluding the shares held by the GST.

Lord, Abbett & Co., LLC, 90 Hudson Street, Jersey City, NJ 07302, has reported on Schedule 13G, filed on February 14, 2005, the beneficial ownership of 6,990,039 shares of Common Stock as of December 31, 2004, representing approximately 12.07% of the shares outstanding, excluding the shares held by the GST.

Snap-on Incorporated Grantor Stock Trust, 2801 - 80th Street, Kenosha, WI, has reported on Schedule 13G, filed on February 14, 2005, the beneficial ownership of 4,413,860 shares of Common Stock as of December 31, 2004, representing approximately 7.12% of the shares outstanding, including GST shares. The GST was established to hold Common Stock to ensure the funding of certain obligations we have to certain of our employees under various employee benefit plans. The Trustee of the GST does not decide how to vote the Common Stock the GST holds. Rather, the trust agreement for the GST, as amended, provides that the GST shares will be voted in the same proportion as the non-GST shares, which are those shares that the Company’s general shareholder population holds.

STOCK PERFORMANCE GRAPH

Five-Year Performance

The graph below illustrates the cumulative total shareholder return on our Common Stock since 1999, assuming that dividends are reinvested. The graph compares our performance to that of the Standard & Poor’s 500 Stock Index and a Peer Group.

Snap-on Incorporated Total Shareholder Return(1)

Fiscal Year Ending(2)	Snap-on Incorporated	S&P 500	Peer Group(3)
December 31, 1999	$100.00	$100.00	$100.00
December 31, 2000	$108.79	$90.89	$115.17
December 31, 2001	$136.17	$80.14	$113.58
December 31, 2002	$117.69	$62.47	$110.15
December 31, 2003	$139.84	$80.35	$138.68
December 31, 2004	$153.79	$89.07	$167.65

(1)                 Assumes $100 was invested on December 31, 1999 and that dividends were reinvested quarterly.

(2)                 Although our fiscal year ends on the Saturday closest to December 31 of each year, we use December 31 for ease of calculation.

(3)                 The Peer Group includes: Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Emerson Electric Co., Fortune Brands, Inc., Genuine Parts Company, W.W. Grainger, Inc., Newell Rubbermaid Inc., Pentair, Inc., SPX Corporation and The Stanley Works.

EXECUTIVE COMPENSATION

Report of the Organization and Executive Compensation Committee

The Committee

The Organization and Executive Compensation Committee of the Board of Directors (which we refer to as the “Compensation Committee”) is composed only of independent directors, as determined by New York Stock Exchange listing standards. The Committee oversees Snap-on’s executive compensation programs. Our responsibilities are set forth in the Committee charter which you can find on the Company’s Website at www.snapon.com. Three of those responsibilities are (i) to review and approve corporate goals and objectives relevant to compensation for the Chief Executive Officer and to evaluate the performance of the Chief Executive Officer in light of these goals and objectives; (ii) to establish, in consultation with those independent directors who are not members of the Committee, the appropriate compensation for the Chief Executive Officer; and (iii) after consulting with the Chief Executive Officer, to establish the compensation of all other executive officers. This report is designed to assist your understanding of Snap-on’s compensation objectives and philosophy, the Compensation Committee’s practices and the elements of total executive compensation.

Objectives and Philosophy

Snap-on’s executive compensation program is designed to (i) attract and retain high quality executive officers that are critical to the long-term success of the Company and (ii) place an amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s short-term business and long-term strategic goals. We determine total direct compensation levels for Snap-on’s executive officers based on several factors, including: each executive officer’s role; how important each position is to Snap-on’s operations; the total compensation of executives who perform similar duties at other companies; the total compensation for the executive officer during the prior fiscal year; how the executive officer may contribute to Snap-on’s future success; and, taking into consideration other circumstances as appropriate. Our goal is to design a compensation program that gives executive officers an incentive to achieve superior corporate and individual performance. Our total direct compensation levels for Snap-on’s executive officers are designed to generally fall within the 60th and 65th percentiles for comparable positions reflected in the Market Data (see the section below titled “Compensation Committee Practices” for a description of what comprises the Market Data). “Total direct compensation” is comprised of the base salary, annual incentives and long-term compensation paid to the executive officer. Each of these elements of total direct compensation is discussed further below.

Compensation Committee Practices

The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of Chief Executive Officer or other executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. In 2004, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”), a human resources consulting firm, for the foregoing purposes. As part of the process to retain Mercer, the Committee considered Mercer’s representations with respect to their practices and approach to maintaining independence. The Company also used Mercer for other purposes, subject to the Compensation Committee’s pre-approval of such use.

The Company and Mercer conducted a limited assessment of general market compensation practices and the compensation levels of Snap-on’s executive officers. The results of this assessment gave us information about general market compensation practices that we used to help establish and monitor total direct compensation levels for Snap-on’s executive officers. We refer to the results as the “Market” or “Market Data”.

Elements of Total Compensation

Three elements comprised the total direct compensation for Snap-on’s executive officers in 2004:

•       base salary;

•       annual incentives; and

•       long-term incentive compensation.

Base Salary

When determining base salary, we consider a number of factors including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way. In 2004, the executive officers’ base salaries were generally at the median of base salaries in the Market Data. We discuss the method used to determine the base salary for Messrs. Michaels and Elliott in the sections entitled “2004 Compensation for Mr. Michaels” and “2004 Compensation for Mr. Elliott.”

Annual Incentives

We maintain annual incentive plans for Snap-on’s executive officers. The annual incentive compensation is intended to place a significant part of each executive officer’s total compensation at risk. For 2004, the amounts paid to the Chief Executive Officer and other executive officers were based on some or all of the following corporate performance measures. The general plan design is 75% for quantifiable financial measures such as:

•       corporate revenue and operating income margin;

•       corporate working investment; and

•       new product sales.

In addition, 25% of the annual incentive is for significant initiatives that are qualitative in nature such as:

•       people/process improvements; and

•       Lean initiatives.

Segment, or a combination of segments’, revenues, operating income margins and working investment were included when appropriate. We weight each performance measure for purposes of the award to each executive officer. Precise percentages for each executive officer vary.

We fix performance goals for each of these measures at the beginning of the year. Our objective is to set goals that are quantitative and measurable, and that is the case for all goals above other than the people/process improvements and Lean initiatives measures, which by necessity are somewhat subjective in nature. For each performance measure, we set three different performance levels (in order of rank)—“threshold,” “target” and “outstanding” performance. The threshold performance level is generally set at the performance level of the preceding fiscal year. After the end of the year, we compare Snap-on’s actual annual performance against goals for each of the performance measures to determine the amount we pay the executive officers under the annual incentive plans applicable for the year. For example, the Chief Executive Officer can earn an incentive payment equal to 100% of base salary under the annual incentive plans applicable to him if Snap-on achieves the “target” performance level for each performance measure during the fiscal year. Other executive officers would earn between 35% and up to 90% of their base salaries in such a circumstance. The target percentage payout may vary from year to year. The amount we pay will increase or decrease proportionately in accordance with performance against the aforementioned performance measures. We intend that payments at the “target” level combined with base salaries would provide annual cash compensation at about the 60th-65th percentile of the Market Data for the same components of compensation.

Long-Term Incentive Compensation

We provide long-term incentive compensation to Snap-on’s executive officers through the 2001 Incentive Stock and Awards Plan (the “Plan”). We believe stock-based awards help make the financial interests of management the same as yours since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock.

The Plan allows us to grant stock options, performance shares, performance units and restricted shares. These types of awards measure performance over a longer period of time than other methods of compensation and focus on the long-term strategic goals. In 2004, we granted a mix of stock options, restricted shares and performance units to our executive officers.

In granting awards, we take into account the following subjective and objective factors:

•       each executive officer’s level of responsibility;

•       each executive officer’s contributions to Snap-on’s financial results;

•       retention considerations; and

•       the practices of companies in the Market.

Prior to making a grant, we also consider the Company’s share price, the volatility of the share price and potential dilution.

In 2004, we granted stock options by first setting a pool of options that would be available for grant. This option pool was set based on a targeted amount of annual dilution, which also takes into account already issued but unexercised options, as a percentage of total shares outstanding. Since 2003 our goal has been to maintain a ratio of 40% of the total value of long-term incentive compensation in stock option grants (determined as described below). It is Snap-on’s intent to undertake stock repurchases from time to time to offset the dilution created by shares issued pursuant to the exercise of stock options. With respect to the actual size of a stock option or restricted share award, in 2004 we determined the grant date present value using the Black-Scholes pricing model (a formula widely used to value exchange-traded options) for comparison to executives in the Market.

Using these criteria, in 2004 we granted stock options to the executive officers (other than the Chief Executive Officer) to purchase 185,300 shares. These options have an exercise price equal to the value of Snap-on common stock on the grant date and vest in two annual increments beginning on the first anniversary following the award. In 2004, we also granted 107,900 restricted shares to our executive officers (other than the Chief Executive Officer) under the 2001 Incentive Stock and Awards Plan. These executive officers also have the right to earn up to 53,950 performance units under that Plan. Each performance unit represents the right to receive in cash $33.45, which was the fair market value of a share of the Company’s common stock on April 5, 2004.

Vesting of the restricted shares and performance units will be dependent upon cumulative performance relative to goals for fiscal years 2004 and 2005 (the “Performance Goals”) which are based upon operating margin and working investment. If Snap-on achieves the “threshold” level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the “target” level of the Performance Goals, then the executive officer would earn 100% of the award of restricted shares. For performance above the “target” level, the executive will earn performance units and will not earn any more restricted shares. At or above the “outstanding” performance level of the Performance Goals, the executive officer receives the maximum award of performance units which equals 50% of the number of restricted shares.

We intend that payments at the “target” level under the annual incentive plan and the long-term incentive compensation, when combined with base salaries, would provide total direct compensation within the 60th and 65th percentiles of the companies in the Market Data for the same components of compensation.

2004 Compensation for Mr. Michaels

On November 13, 2004 the Board of Directors elected Mr. Michaels to serve as the Company’s Chairman, President and Chief Executive Officer. In December, we, in consultation with those independent directors who are not members of the Committee, approved Mr. Michaels’ compensation. In determining Mr. Michaels’ compensation for the remainder of 2004, we considered the desire to retain his services, his responsibilities as Chairman, President and Chief Executive Officer, his past experience with the Company as a Director and also as Chairman, President and CEO of HNI Corporation, the Market Data, and payments that he would have received from HNI Corporation if he had not resigned as HNI’s Chairman. We also wanted his compensation structure to be aligned with the Company’s other compensation practices. In addition to reviewing the separate components of Mr. Michaels’ compensation, we also reviewed Mr. Michaels’ total direct compensation, using the Black-Scholes model to value the stock options granted to him.

We set Mr. Michaels’ base salary at $800,000, at about the median of base salaries for CEOs at companies reviewed in the Market Data. In doing so, we considered the factors discussed under “Base Salary” in addition to the other matters we discussed above. We also paid Mr. Michaels $350,000 to replace amounts that he would have received had he not resigned as HNI’s Chairman.

In addition, for fiscal 2004, his potential annual incentive payment was 100% of base salary at “target” performance. The amount of the annual incentive was pro-rated for the number of months that he was employed during 2004. For 2004, Mr. Michaels earned about 81% of his base salary, or $87,000, under annual incentive plans applicable to him based on performance below threshold for corporate revenues and operating income margins, above target for working investment and new product sales, and at target levels for qualitative goals based on Lean initiatives and people/process improvements.

We also granted Mr. Michaels stock options to purchase 200,000 shares, one half of which vest on the first anniversary of the grant date and one half of which vest on the second anniversary of the grant date.

Mr. Michaels is also able to participate in all Company benefit plans available to other executive officers (e.g., executive physicals and participation in the Company’s supplemental pension plan). In addition, in conjunction with his relocation, Mr. Michaels was provided with benefits including transportation, relocation assistance from the Company’s relocation program and temporary lodging.

We also approved a three-year agreement with Mr. Michaels that provides that he will receive the payments and benefits set forth in the agreement if his employment is terminated by the Company without Cause (as defined in the agreement) during the term of the agreement. This agreement is described in more detail later in this Proxy Statement in the section titled “Agreement with Mr. Michaels.”

2004 Compensation for Mr. Elliott

In determining Mr. Elliott’s total direct compensation for 2004, we used the elements to set total direct compensation described above. On November 13, 2004, Mr. Elliott resigned as the Company’s Chairman, President and Chief Executive Officer. In connection with Mr. Elliott’s resignation, on November 13, 2004, the Company and Mr. Elliott entered into a separation agreement (the “Separation Agreement”) and a mutual release (the “Mutual Release”). Pursuant to the terms of the Separation Agreement, Mr. Elliott resigned and as consideration for execution of the Separation Agreement and the Mutual Release, received (i) his base salary payable through November 13, 2004 and (ii) a severance payment equal to two times the sum of (a) his base salary plus (b) his Target Annual Incentive (as defined in his Employment Agreement). Each outstanding stock option held by Mr. Elliott became fully vested and, in the case of non-qualified stock options, shall remain outstanding and exercisable for a period of two years or, if later, the period prescribed by the applicable option agreement (but in no event later than the expiration date of such option).  Mr. Elliott is also obligated to comply with (i) certain non-competition provisions until November 13, 2005, (ii) certain non-solicitation provisions until November 13, 2006 and (iii) confidentiality and cooperation requirements for an indefinite period.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance based” to $1 million per executive officer.

In April 2001, Snap-on’s shareholders approved the 2001 Incentive Stock and Awards Plan (the “Plan”). The Plan is designed so that awards granted to the covered individuals may meet section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation. The Plan gives Snap-on flexibility to pay qualifying performance-based compensation and it is our intention to structure compensation so that section 162(m) does not adversely affect Snap-on’s tax deduction. However, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on’s tax deduction for said compensation.

Bruce S. Chelberg, Chair
Roxanne J. Decyk
W. Dudley Lehman
Edward H. Rensi
Richard F. Teerlink

Table 2: Summary Compensation

Table 2 shows the total compensation paid, payable and/or accrued for services rendered during the 2004, 2003 and 2002 fiscal years to each of the Named Executive Officers.

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Year	Salary($)	Bonus($)(2)	Other Annual Compensation	Restricted Stock Value ($)(3)	Securities Underlying Options(#)	All Other Compensation ($)(4)
Jack D. Michaels(1)	2004	103,590	437,000	0	0	203,000	55,500
Chairman, President and Chief Executive Officer
Dale F. Elliott(1)	2004	601,923	0	0	0	132,000	2,809,040
Former Chairman, President	2003	641,667	387,324	357,989	0	150,000	436,030
and Chief Executive Officer	2002	616,664	360,000	0	0	150,000	52,251
Alan T. Biland	2004	274,510	312,000	0	0	13,500	7,328
Vice President—Chief	2003	257,435	206,579	57,427	0	13,500	79,691
Information Officer and President—Diagnostics & Information Group	2002	241,267	205,172	0	0	20,000	20,864
Martin M. Ellen(1)	2004	340,587	278,900	0	0	45,000	18,085
Senior Vice President—Finance	2003	326,400	254,161	0	0	40,500	14,582
and Chief Financial Officer	2002	38,974	67,500	0	155,736	39,100	1,168
Michael F. Montemurro	2004	363,844	251,400	0	0	40,500	3,214
Senior Vice President and	2003	353,246	209,493	304,194	0	40,500	273,439
President—Snap-on Tools Company LLC	2002	341,880	96,677	0	0	55,000	33,068
Nicholas T. Pinchuk(1)	2004	404,482	254,800	0	0	40,500	20,887
Senior Vice President and	2003	392,700	161,064	0	0	40,500	43,828
President—Worldwide Commercial and Industrial Group	2002	200,521	132,608	0	0	40,000	33,222

(1)                 Mr. Michaels was named Chairman, President and Chief Executive Officer in November 2004 and Mr. Elliott resigned from the positions of Chairman, President and Chief Executive Officer in November 2004. Mr. Ellen was named Senior Vice President—Finance and Chief Financial Officer in November 2002. Mr. Pinchuk was named Senior Vice President and President—Worldwide Commercial and Industrial Group in June 2002. The amounts for (i) Messrs. Michaels and Elliott for 2004 and (ii) Messrs. Ellen and Pinchuk for 2002 relate to less than a full year of employment.

(2)                 The amount included for Mr. Michaels includes a payment of $350,000 to replace amounts that he would have received had he not resigned as HNI’s Chairman and $87,000 paid to him under annual incentive plans applicable to him.

(3)         The number and value (based on a price of $34.36 per share) of the restricted shares that the Named Executive Officers held at December 31, 2004 were as follows: Mr. Biland—26,500 ($910,540), Mr. Ellen—78,600 ($2,700,696), Mr. Elliott—150,000 ($5,154,000), Mr. Montemurro—72,500 ($2,491,100) and Mr. Pinchuk—72,500 ($2,491,100). These restricted shares are subject to the terms of Long Term Incentive Awards. Mr. Elliott will be able to earn a pro-rated portion of the restricted shares listed above based on the length of his employment during the measurement period of the award. We accrue dividends on restricted shares that have not vested. The dividends are paid upon vesting or forfeited if the restricted shares do not vest. The restricted shares subject to the terms of the Long Term Incentive Awards will vest only to the extent the Company meets certain performance goals, so vesting is not assured.

(4)                 Amounts shown for 2004 for Mr. Michaels are amounts paid to him as a non-employee Director from January 2004 through November 2004. As described in the section titled “Board Compensation”, Mr. Michaels could elect to receive up to 100% of these Director fees in Company common stock.

The amount paid to Mr. Elliott consists of $2,800,000 paid to him pursuant to the Separation Agreement. Please see the section titled “Separation Agreement with Mr. Elliott” for more information.

Amounts shown for 2004 also include a retirement plan match contribution to the Company’s 401(k) plan and Deferred Compensation Plan for the following persons under the plans and in the amounts indicated: Mr. Biland: 401(k)—$6,500; Mr. Ellen: 401(k)—$6,500, Deferred Compensation Plan—$9,842; Mr. Elliott: 401(k)—$5,958; and Mr. Pinchuk: 401(k)—$6,500, Deferred Compensation Plan—$10,466.

Also included for 2004 are the following amounts for the imputed value of group term life insurance: Mr. Biland—$828; Mr. Ellen—$1,743; Mr. Elliott—$3,082; Mr. Montemurro—$3,214; and Mr. Pinchuk—$3,921.

Table 3: Option Grants in Last Fiscal Year

Table 3 shows information about the stock options granted to our Named Executive Officers and Mr. Elliott in 2004.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value(2)
Michaels	200,000	22.95%	$32.53	12/3/2014	$1,698,000
	3,000	.34%	$33.55	4/23/2014	$28,350
Elliott	132,000	15.15%	$31.52	1/23/2014	$1,132,560
Biland	13,500	1.55%	$31.52	1/23/2014	$115,830
Ellen	45,000	5.16%	$31.52	1/23/2014	$386,100
Montemurro	40,500	4.65%	$31.52	1/23/2014	$347,490
Pinchuk	40,500	4.65%	$31.52	1/23/2014	$347,490

(1)          The grant of 3,000 stock options to Mr. Michaels on April 23, 2004 was part of an annual grant made to non-employee Directors and vested immediately pursuant to the terms of the Company’s 2001 Incentive Stock and Awards Plan. One half of the grant of 200,000 stock options to Mr. Michaels on December 3, 2004 vests on December 3, 2005 and the other half vests on December 3, 2006. Pursuant to the terms of the Separation Agreement with Mr. Elliott, all stock options held by him became fully vested. Please see the section titled “Separation Agreement with Mr. Elliott” for more information. Except as noted above, one-half of the options vested on January 23, 2005, and the remaining one-half will vest on January 23, 2006.

(2)          The estimated grant date present value reflected in the above table is determined using the Black-Scholes Option Pricing Model. The material assumptions and adjustments we used to estimate the value of the options reflected above include:

•       an exercise price on the option grants to Mr. Michaels of $33.55 for the 3,000 option grant and $32.53 for the 200,000 option grant and $31.52 for the other option grants, equal to the fair market value of the underlying stock on the date of grant;

•       an option term of ten years;

•       an interest rate of 4.15% (for Mr. Michaels, 4.35% for the 3,000 option grant and 4.23% for the 200,000 option grant), which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term;

•       volatility of 27.84% (for Mr. Michaels 27.15% for the 3,000 option grant and 25.53% for the 200,000 option grant) calculated using our daily stock prices for a three-year period prior to the grant date;

•       dividends at the rate of $1.00, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and

•       reductions of approximately 13.34% (for Mr. Michaels 0% for the 3,000 option grant and 13.34% for the 200,000 option grant) to reflect the probability of forfeiture due to termination prior to vesting and approximately 8.83% (for Mr. Michaels 10.65% for the 3,000 option grant and 8.50% for the 200,000 option grant) to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate values of the options will depend on the future market price of our Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised.

Table 4: Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows (i) the number of shares that our Named Executive Officers and Mr. Elliott acquired by exercising stock options in fiscal 2004 and the value they realized as a result of those exercises and (ii) the number and value of exercisable and unexercisable stock options held by our Named Executive Officers and Mr. Elliott at the end of fiscal 2004. The closing price of our Common Stock on December 31, 2004, the last trading day before the fiscal year-end, was $34.36. We used this amount to calculate the value of unexercised in-the-money options.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ Unexercisable Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Exercisable/ Unexercisable Value of Unexercised In-the- Money Options at Fiscal Year-End($)
Michaels	N/A	N/A	18,000(1)/200,000	73,094/366,000
Elliott	7,000	$61,950	737,000(2)/0	3,522,555/0
Biland	N/A	N/A	73,750/20,250	286,538/100,778
Ellen	N/A	N/A	59,350/65,250	443,418/315,113
Montemurro	N/A	N/A	326,250/60,750	1,782,988/302,333
Pinchuk	N/A	N/A	60,250/60,750	359,313/302,333

(1)          These 18,000 options were granted to Mr. Michaels as part of an annual grant of stock options to non-employee Directors.

(2)          Pursuant to the terms of the Separation Agreement with Mr. Elliott, all stock options held by him became fully vested. Please see the section titled “Separation Agreement with Mr. Elliott” for more information.

Table 5: Long-Term Incentive Plans—Awards in Last Fiscal Year

Table 5 shows information about the long-term incentive awards granted to our Named Executive Officers and Mr. Elliott in 2004.

	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold(#)(2)	Target(#)(3)	Outstanding(#)(4)
Michaels	N/A	N/A	N/A	N/A	N/A
Elliott	105,000	2004 - 2005	17,500	70,000	105,000
Biland	12,750	$	2,125	8,500	12,750
Ellen	37,500	$	6,250	25,000	37,500
Montemurro	36,750	$	6,125	24,500	36,750
Pinchuk	36,750	$	6,125	24,500	36,750

(1)          Consists of restricted shares and performance units. Vesting of the restricted shares and performance units will be dependent upon performance relative to operating margin and working investment for fiscal years 2004 and 2005 (the “Performance Goals”). Each performance unit represents the right to receive in cash $33.45, which was the fair market value of a share of our Common Stock on April 5, 2004. If Snap-on achieves the “threshold” level of the Performance Goals, then the executive officer earns 25% of the restricted share award. If Snap-on achieves the “target” level of the Performance Goals, then the executive officer would earn 100% of the restricted share award. The number of restricted shares the Named Executive Officer can earn is capped at the amount to be earned at “target” performance. For performance above the “target” level, the Named Executive Officer will earn performance units. The number of performance units an executive officer earns will be the product of the percentage in excess of “target” performance, not greater than 50%, multiplied by the number of restricted shares we awarded to the executive officer. At or above the “outstanding” performance level of the Performance Goals, the executive officer receives performance units equaling 50% of the number of restricted shares we awarded. The following lists the number of restricted shares we awarded: Mr. Elliott—70,000, Mr. Biland—8,500, Mr. Ellen—25,000, Mr. Montemurro—24,500 and Mr. Pinchuk—24,500.

(2)          For performance at “threshold”, the Executive Officer will only earn restricted shares.

(3)          For performance at “target”, the Executive Officer will only earn restricted shares.

(4)          For performance at “outstanding”, the Executive Officer will earn restricted shares and performance units.

Snap-on Incorporated Retirement Plan

Table 6: Pension Plan

Snap-on has the Snap-on Incorporated Retirement Plan (the “Pension Plan”), a defined benefit pension plan under which it pays benefits using either final average earnings and years of credited service or an account balance formula. All of the Named Executive Officers’, and Mr. Elliott’s, Pension Plan benefits are calculated under the account balance formula under the Pension Plan, except Mr. Montemurro’s. Mr. Montemurro’s Pension Plan benefit is calculated under the final average pay formula. The Pension Plan benefits of each of the Named Executive Officers and Mr. Elliott are supplemented with benefits under a Supplemental Retirement Plan described below. All salaried employees hired on or after January 1, 2001 participate under the account balance formula in the Pension Plan. The following table shows the estimated annual pension benefits payable to covered participants at normal retirement age using the final average pay formula under the two plans discussed below.

Years of Service

Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 150,000	$11,295	$22,590	$33,885	$45,180	$56,475	$67,770	$79,065
$ 200,000	$15,420	$30,840	$46,260	$61,680	$77,100	$92,520	$107,940
$ 250,000	$19,545	$39,090	$58,635	$78,180	$97,725	$117,270	$136,815
$ 300,000	$23,670	$47,340	$71,010	$94,680	$118,350	$142,020	$165,690
$ 400,000	$31,920	$63,840	$95,760	$127,680	$159,600	$191,520	$223,440
$ 500,000	$40,170	$80,340	$120,510	$160,680	$200,850	$241,020	$281,190
$ 600,000	$48,420	$96,840	$145,260	$193,680	$242,100	$290,520	$338,940
$ 700,000	$56,670	$113,340	$170,010	$226,680	$283,350	$340,020	$396,690
$ 800,000	$64,920	$129,840	$194,760	$259,680	$324,600	$389,520	$454,440
$ 900,000	$73,170	$146,340	$219,510	$292,680	$365,850	$439,020	$512,190
$1,000,000	$81,420	$162,840	$244,260	$325,680	$407,100	$488,520	$569,940
$1,100,000	$89,670	$179,340	$269,010	$358,680	$448,350	$538,020	$627,690
$1,200,000	$97,920	$195,840	$293,760	$391,680	$489,600	$587,520	$685,440
$1,300,000	$106,170	$212,340	$318,510	$424,680	$530,850	$637,020	$743,190

The annual benefits in the table are based on the final average pay formula detailed below using the years of service indicated above and include amounts which would be payable under the Pension Plan and the Supplemental Retirement Plan. There is no offset in benefits under the Pension Plan or the Supplemental Retirement Plan for Social Security benefits, other than in the case of disability retirement benefits.

Calculating the Final Average Pay Benefit

The Pension Plan is a qualified noncontributory defined benefit plan. We do not make any specific contributions for the Named Executive Officers or Mr. Elliott. The final average pay formula under the Pension Plan covers eligible salaried employees and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% × Average Pay × Years of Credited Service]

plus

[0.45% × {Average Pay—Social Security Covered Compensation} × Years of Credited Service]

“Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years.

The most commonly chosen payout provision for benefits under this formula is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Other actuarially equivalent optional forms of payout are also available.

Calculating the Account Balance Benefit

The account balance formula under the Pension Plan expresses its benefit in the form of a hypothetical account balance. Annually, a participant’s account balance is increased by (i) pay credits based on the participant’s earnings, age and accumulated service, and (ii) interest credits based on the participant’s account balance at the end of the year and the five-year U.S. Treasury Bond rate. Pay credits accrue annually at a rate between 3% and 10%. Pension benefits under this formula are payable in a lump sum or as an annuity. Other optional forms of payout are also available.

Supplemental Retirement Plan

Certain officers, including the Named Executive Officers and Mr. Elliott, who participate in the Pension Plan also participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Supplemental Retirement Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. The benefits for Mr. Biland, Mr. Elliott and Mr. Montemurro under this plan are calculated under the final average pay formula. The benefits for Mr. Ellen, Mr. Michaels and Mr. Pinchuk under this plan are calculated using the account balance formula.

Under the Supplemental Retirement Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Retirement Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation is currently limited to $205,000 per annum for 2004 and $210,000 per annum for 2005 per participant by Section 401(a)(17) of the Internal Revenue Code.

Named Executive Officers’ Benefits

The estimated total benefits payable as a single lump sum at age 65 (assuming continued employment to age 65) for Mr. Ellen and Mr. Pinchuk, whose combined benefits are determined using only the account balance formula, are: $1,007,000 for Mr. Ellen; and $442,000 for Mr. Pinchuk. The estimated total benefits payable as a single lump sum at age 70 (assuming continued employment to age 70) for Mr. Michaels, whose combined benefits are determined using only the account balance formula, is $201,469. The benefits for Mr. Ellen, Mr. Michaels and Mr. Pinchuk are not in addition to the benefits shown on “Table 6: Pension Plans.”  The benefits for Mr. Ellen, Mr. Michaels and Mr. Pinchuk substitute for the Pension Table’s benefits.

The combined benefits payable under both plans for Mr. Biland, Mr. Elliott and Mr. Montemurro are reflected in “Table 6: Pension Plans.”

As of February 22, 2005, the full years of credited service for the Named Executive Officers under both the Supplemental Retirement Plan and the Pension Plan are: Mr. Biland, 6 years; Mr. Ellen, 2 years; Mr. Montemurro, 34 years; and Mr. Pinchuk, 3 years. Mr. Michaels is over the age of 65 and, per federal regulations, is fully vested in the pension plans.

OTHER INFORMATION

Executive Agreements

We have agreements with the Named Executive Officers to provide continued compensation and benefits in the event of a change of control as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year, unless notice is given. The agreements also provide that if there is a change of control, then the terms will continue for 24 months.

In the event of such change of control, if one of such Named Executive Officers is terminated and is entitled to termination benefits, then he or she will receive lump-sum payments equal to three times the sum of his or her highest base salary and the higher of the annual bonus target opportunity or the payment during the three years before the change of control. The Named Executive Officer will also receive an additional payment to cover any excise taxes (and related income taxes) that may result from the lump-sum payments and may continue to receive health and life insurance benefits, if desired, for three years. A Named Executive Officer will be entitled to the termination benefits if his employment is constructively terminated without cause in anticipation of or within two years following the change of control, or if he or she voluntarily terminates employment between 12 and 18 months following the change of control.

Separation Agreement with Mr. Elliott

On November 15, 2004, we issued a press release announcing the resignation of Dale F. Elliott as the Company’s Chairman, Chief Executive Officer and President. In connection with Mr. Elliott’s resignation, on November 13, 2004, the Company and Mr. Elliott entered into a separation agreement  (the “Separation Agreement”) and a mutual release (the “Mutual Release”). Pursuant to the terms of the Separation Agreement, Mr. Elliott resigned and as consideration for execution of the Separation Agreement and the Mutual Release, received (i) his base salary payable through November 13, 2004 and (ii) a severance payment equal to two times the sum of (a) his base salary plus (b) his Target Annual Incentive (as defined in the Employment Agreement that we had previously entered into with him). Each outstanding stock option held by Mr. Elliott became fully vested and, in the case of non-qualified stock options, remains outstanding and exercisable for a period of two years or, if later, the period  prescribed by the applicable option agreement (but in no event later than the expiration date of such option). Mr. Elliott is also obligated to comply with (i) certain non-competition provisions until November 13, 2005, (ii) certain non-solicitation provisions until November 13, 2006 and (iii)  confidentiality and cooperation requirements for an indefinite period (collectively, the “Restrictive  Covenants”).

Agreement with Mr. Michaels

The Company entered into an agreement with Mr. Michaels that provides that he will receive the payments and benefits set forth below if his employment is terminated by the Company without Cause (as defined in the agreement) during the three year term of the agreement.

The Company will pay to Mr. Michaels an amount that is equal to the base salary that he would have been paid during the Covered Period, using the rate that had been in effect immediately prior to the Date of Termination, had the termination of employment not occurred (the “Salary Payment”). The Salary Payment will be paid, in the sole discretion of the Company, in a lump sum payment within ten (10) business days following the Date of Termination or in substantially equal monthly payments over the Covered Period. The Company will also pay to Mr. Michaels an annual incentive payment for each fiscal year of the Covered Period (the “Annual Incentive Payment”). The Annual Incentive Payment will be (i) determined using the Executive’s annual incentive opportunity immediately prior to the Date of Termination and the Executive’s performance as assessed by the Board, and (ii) paid within sixty (60) days after the Annual Incentive Payment is calculated for the applicable fiscal year. During the Covered Period the Company will also provide the Executive with continued health, disability, life and other insurance benefits substantially similar to the benefits provided during such period to the elected officers of the Company. The “Date of Termination” means the date on which the termination of the Executive’s employment is effective. The “Covered Period” means the period of time beginning on the Date of Termination and ending on December 3, 2007.

Severance Agreement with Mr. Pinchuk

On June 4, 2002, we entered into a severance agreement with Mr. Pinchuk. Pursuant to the agreement, upon the occurrence of a “Qualifying Termination,” and execution of a Release Agreement, Mr. Pinchuk will be entitled to receive the payments and benefits described below. A Qualifying Termination is defined as the termination of Mr. Pinchuk’s employment by the Company and its subsidiaries without Cause (as defined in the agreement). Unless reduced as set forth below, Mr. Pinchuk (or his estate) will be entitled to receive Severance Payments in the form of substantially equal monthly installments over a period of 2 years following the Qualifying Termination. The Severance Payments are equal to: the sum of (i) his monthly rate of base salary in effect during the period immediately prior to the Qualifying Termination plus (ii) his annual bonus calculated at his target payout and prorated on a monthly basis for the period immediately preceding the Qualifying Termination. In addition, Mr. Pinchuk will be subject to certain Restrictive Covenants, as set forth in the agreement, during the Severance Period. If Mr. Pinchuk violates the Restrictive Covenants during such period, all Severance Payments which have not yet been paid will be immediately forfeited and any further continuation of benefits (as set forth in the agreement) will immediately cease. The Severance Payments are not included as compensation for purposes of calculating Mr. Pinchuk’s retirement benefits from the Company, and the Severance Period will not count as service for purposes of any benefit plan or arrangement maintained by the Company. Snap-on will not be obligated to provide Severance Payments after Mr. Pinchuk becomes employed by a subsequent employer.

During the Severance Period following the Qualifying Termination (or, if later, in accordance with the existing plans, agreements and arrangements in effect between Mr. Pinchuk and the Company), the Company will provide him with continued health, disability, life and other insurance benefits substantially similar to the benefits provided to him immediately prior to the Qualifying Termination. However, the level of any continued benefit is reduced to the extent that any such benefits are being provided to him by a subsequent employer.

In addition, in the case of a Qualifying Termination, (i) all unvested incentive options will be converted to vested non-qualified options, and will be exercisable for a period of 6 months from the Qualifying Termination, and (ii) all unvested non-qualified options will be converted to vested non-qualified options and will be exercisable for a period of 6 months from the Qualifying Termination.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2004 our Executive Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. The Company files the required reports on behalf of our Executive Officers and Directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of Common Stock and allows shareholders and investors the opportunity to purchase shares of Common Stock directly without using a broker through a variety of methods including:

•       investments of cash dividends on all or a portion of Common Stock which the person already owns; and

•       periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on’s option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the Common Stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from EquiServe Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 1-781-575-2723 (outside the United States).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 10801 Corporate Drive, Pleasant Prairie, Wisconsin 53158-1603.

The Company has made references to information contained on or available through its Website for your use as background information only. You should not consider this information part of this Proxy Statement.

APPENDIX A

SNAP-ON INCORPORATED
CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS(1)

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.    A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.    A director who receives, or whose Immediate Family Member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.    A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.    A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(1)                 Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.

A-1

5.    A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.(2)

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships:   A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services:   A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services:   A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities:   A director is not independent if the director, or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

(2)                 In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member's current employer; the Company need not consider former employment of the director or Immediate Family Member.  Charitable organizations shall not be considered "companies" for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

A-2

SNAP-ON INCORPORATED

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to http://www.eproxyvote.com/sna		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒		Please mark votes as in this example.

The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of Directors. (01) Roxanne J. Decyk (02) Lars Nyberg and (03) Richard F. Teerlink				2.	Proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent auditor for 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

VOTE For all nominees (except as indicated)	☐	☐	WITHHOLD Authority to vote for all nominees	3.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

☐
	Except nominees written above

When properly executed, this Proxy will be voted per your instructions. This Proxy will be voted “FOR” Director nominees and “FOR” Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted at the discretion of the Proxies on any other business.

					This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated.

					Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

					Comments ☐

NOTE: Please sign exactly as name appears herein; joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Signature:	Date:	Signature:	Date:

DETACH HERE

PROXY

SNAP-ON INCORPORATED

2801-80TH STREET

KENOSHA, WI 53141-1410

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Jack D. Michaels and Susan F. Marrinan as Proxies, each with power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 22, 2005, at the Oak Brook Hills Conference Center, 3500 Midwest Road, Oak Brook, Illinois, at 10:00 a.m. (Central Time) on Friday, Aprill 22, 2005 or at any adjournment thereof.

This Proxy will be voted “FOR” the Director nominees in the Proxy Statement and “FOR” Item 2 if no choice is specified. In the absence of an instruction to the contrary, this Proxy will be voted for the proposals stated herein and at the discretion of the Proxies on any other business.

Nominees for the Election of Directors are:

(01) Roxanne J. Decyk (02) Lars Nyberg and (03) Richard F. Teerlink

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?